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                                                                    Exhibit 99.6


EMBARGOED AGAINST RELEASE                        COMPANY CONTACT: Paul A. Miller
PRIOR TO 8:00 A.M. MONDAY JULY 2, 2001                            (978) 725-7555

                             LAWRENCE SAVINGS BANK
             ANNOUNCES COMPLETION OF HOLDING COMPANY REORGANIZATION

NORTH ANDOVER, MA, July 2, 2001 -- Lawrence Savings Bank (NASDAQ: LSBX) (the "Bank") announced today the completion on July 1, 2001 of its reorganization as a wholly-owned subsidiary of a holding company, LSB Corporation. In the reorganization, all outstanding shares of common stock (and associated preferred stock purchase rights) of Lawrence Savings Bank were converted into shares of common stock (and associated rights) of LSB Corporation. LSB Corporation common stock is listed in place of the common stock of Lawrence Savings Bank on the Nasdaq Stock Market under the symbol "LSBX". The reorganization does not alter the business of the Bank. The Bank's deposits continue to be insured in full by the Federal Deposit Insurance Corporation
(FDIC) and the Depositors Insurance Fund of Massachusetts (DIF).

Although the Bank has no expansion plans at this time, the Board of Directors believes that the establishment of the holding company affords greater flexibility to consider opportunities to expand geographically and into new activities, remain competitive in its marketplace, and build long term value for shareholders.

Lawrence Savings Bank is a Massachusetts-chartered savings bank organized in 1868 and headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of downtown Boston. Lawrence Savings Bank operates 5 banking offices in Andover, Lawrence, Methuen, and North Andover. Lawrence Savings Bank is an Equal Housing Lender. Member, FDIC and DIF.

This press release may contain certain statements that are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are not historical facts and include expressions of management's expectations at a specific point in time regarding future relationships, structures, opportunities and market conditions. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, disruptions in credit markets, changes in regional and local economic conditions, changes in the regulatory environment, and changes in the competitive environment in which the Bank operates. As a result of such risks and uncertainties, the Bank's actual results may differ materially from such forward-looking statements. Lawrence Savings Bank does not undertake, and specifically disclaims any obligation to publicly release revisions to any such forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.